Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2021	2020	2021	2020
Operating Revenues	$2,461,199	$2,343,642	$7,409,577	$6,670,497

Operating Expenses:
Purchased Power, Fuel and Transmission	880,639	806,254	2,529,217	2,312,957
Operations and Maintenance	417,470	332,031	1,294,159	1,006,148
Depreciation	276,846	244,453	822,197	721,179
Amortization	45,236	57,515	158,860	130,687
Energy Efficiency Programs	143,796	145,047	460,814	408,794
Taxes Other Than Income Taxes	213,881	197,112	623,827	556,726
Total Operating Expenses	1,977,868	1,782,412	5,889,074	5,136,491
Operating Income	483,331	561,230	1,520,503	1,534,006
Interest Expense	147,962	134,066	431,162	403,067
Other Income, Net	43,768	29,218	124,588	83,565
Income Before Income Tax Expense	379,137	456,382	1,213,929	1,214,504
Income Tax Expense	94,091	108,242	294,461	275,621
Net Income	285,046	348,140	919,468	938,883
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income Attributable to Common Shareholders	$283,166	$346,260	$913,829	$933,244

Basic Earnings Per Common Share	$0.82	$1.01	$2.66	$2.77

Diluted Earnings Per Common Share	$0.82	$1.01	$2.65	$2.76

Weighted Average Common Shares Outstanding:
Basic	344,023,846	343,076,614	343,848,905	337,375,172
Diluted	344,669,782	343,773,602	344,480,056	338,424,100

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Ever source Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.